Exhibit (c)(8)

PRIVATE & CONFIDENTIAL

The Baldwin Group

Project Spark Process Update & Timeline

May 2026

ARDEA PARTNERS

Process Update and Key Milestones

- **Status Update**
  - Assuming Board approval, we are aiming to launch partner outreach on the week of May 25th, with NDAs going out to a curated list of potential partners
  - We would then return to the Board in Early June for a formal go/no-go before opening the dataroom and launching Round 1
  - All sell-side workstreams are progressing on schedule: marketing materials, financial model, KPMG QoE and FDD databook, and the AI strategy report are underway; legal and tax advisors are engaged and ready to begin in earnest upon Board approval to begin outreach
  - We are targeting a signing in late September and a close in Q1 2027

- **Key Timeline Milestones** *(in detail on following page)*
  - Week of May 25th – NDAs go out to potential partners (subject to Board approval)
  - Early June – Board go/no-go; dataroom opens and Round 1 formally launches
  - Weeks of June 15th, 22nd, and 29th – First-round management meetings in NYC
  - July 27th – First-round bids (IOIs) due; we expect to advance ~3–5 parties into Round 2
  - August 24th – Final binding bids due; winning party selected
  - August 24th – September 18th – Potential exclusivity[1], final negotiations
  - Late September – Sign and announce
  - Q1 2027 – Close and fund

1. *Exclusivity phase is as needed; signing could be pulled forward depending on competitive tension.*

Illustrative Process Timeline

3-6+ months for sign to close; target Q1'27 close / fund

May 2026

S	M	T	W	T	F	S
					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30
31						

June 2026

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	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29	30				

July 2026

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30	31	

August 2026

S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

September 2026

S	M	T	W	T	F	S
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30			

	Workstream	Responsibility	Description / Status	Key Dates for...	Timeline
	QoE / Process Materials Preparation	All	• Preparation for all sell-side workstreams (marketing materials, model, etc.) to begin as soon as possible	Completed by...	June 15th
	Initial Outreach / Circulate NDA	DPW / Ardea	• Allocate 1-2 weeks for NDA negotiations	Circulate externally by...	Week of May 25th
	Board Update & Go/No-Go Decision[1]	Spark	• Board update on project readiness; formal go/no-go decision to launch Round 1	Decision by...	June 15th
Round 1	**Marketing Materials**	Ardea / Spark	• Finalize & revise draft of marketing materials with Spark management	Circulate externally by...	June 15th
Round 1	**Financial Model**	Ardea / Spark	• Iterate on inputs and key assumptions with Spark management	Circulate externally by...	June 15th
Round 1	**QoE Report & FDD Databook**	KPMG / Spark	• 6-8 week KPMG workstream through 3/31/2026A	Circulate externally by...	June 15th
Round 1	**AI Strategy Report**	AI Consultant / Spark	• Allocate 4-5 weeks to finalize; incorporate highlights into marketing materials and provide fulsome report in Round 1 dataroom	Circulate externally by...	June 15th
Round 1	**Dataroom**	Ardea / Spark / DPW	• Populate with all DD files and potentially draft transaction documentation	Dataroom opened by...	June 15th
Round 1	**Round 1 Diligence**	Ardea / Spark	• Facilitate Q&A, data requests and ad hoc diligence meetings / calls requested by potential partners and their advisors	Transpires between...	June 15th – July 27th
Round 1	**Management Meetings**	Spark	• In-person meetings in NYC; completed before July 2nd	Meetings held on...	Weeks of June 15th, 22nd, and 29th
Round 1	**Indications of Interest ("IOIs")**	Ardea	• Detailed bid summary & board review • Move ~3-5 firms to Round 2	Bids due by...	July 27th
Round 2	**QoE Roll-forward**	KPMG / Spark	• Roll-forward of QoE to capture 6/30/26 actuals; update forecast as needed	Circulate externally...	As soon as available
Round 2	**Confirmatory Diligence**	Ardea / Spark / DPW	• Facilitate confirmatory DD, specialist sessions, and financing provider engagement	Transpires from...	July 27th – August 24th
Round 2	**Financing**	Counterparties / All	• Counterparties to engage with financing providers	Transpires from...	July 27th – August 24th
Round 2	**Binding Offers Due**	Ardea / Spark / DPW	• Select winning party	Bids due by...	August 24th
Round 2	**Exclusivity[2], Negotiations & Confirmatory Diligence**	Ardea / Spark / DPW	• DPW to do "heavy lifting" on turning documents and schedules	Transpires from...	August 24th – September 18th
Round 2	**Delivery of Any Necessary Opinions**	Various	• Delivery of any necessary opinions (e.g., financial, legal, regulatory, tax)	Delivered by...	September 18th
Round 2	**Deal Signing[2] / Announcement**	Spark / DPW	• Sign deal and announce transaction • Distribute 8-K and press release	Target signing on...	September 21st

Legend: U.S. Holiday; Q1 Earnings; Initial Outreach; Finalize NDAs; Formal Process Launch[1]; Management OOP; IOIs Due; Week of Expected Q2 Earnings; Binding Offers; Target Deal Signing[2]

1. Illustrative launch date; could occur sooner based on project readiness. 2. Exclusivity phase is as needed; signing could be pulled forward depending on competitive tension.

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